FOR IMMEDIATE RELEASE	Fulton Financial Corp.:	Laura Wakeley
	Office:	717-291-2616
	Cell:	717-371-2379

The Columbia Bank to grow as Hagerstown Trust and Peoples Bank of Elkton merge into sister bank

(September 16) – Lancaster, PA – R. Scott Smith, Jr., chairman, chief executive officer and president of Fulton Financial Corporation (NASDAQ: FULT) today announced that the boards of directors of the Corporation’s three Maryland banks have reached an agreement in principle to merge.

Hagerstown Trust Company, based in Hagerstown, and The Peoples Bank of Elkton, based in Elkton, will merge with The Columbia Bank, headquartered in Columbia. This action is subject to approval by bank regulatory authorities and is expected to be completed during the third quarter of 2009.

“Our company continues to grow in the Maryland market. This merger will enable our banks to work together as we look to expand our relationship-oriented style of banking into new communities,“ said Smith. “By combining our three banks, we will create operating and marketing efficiencies, which is important to our shareholders, by leveraging existing brand awareness over a larger geographical area,. At the same time, we will continue to rely heavily on the local leadership, branch structure and talented staff members in each market to maintain the personalized banking relationships that are so highly valued by our customers.”

Following the merger, The Columbia Bank will retain its name, and John A. Scaldara, Jr. will continue to serve as president and CEO of the bank. The former Hagerstown Trust offices will operate as Hagerstown Trust, a Division of The Columbia Bank,and Louis J. Giustini will remain president of that division. The former Peoples Bank of Elkton will operate as The Peoples Bank of Elkton, a Division of The Columbia Bank, and Robert Palsgrove will remain president of that division.

After the merger, customers will be able to more conveniently access all of The Columbia Bank’s locations throughout a nine-county service area covering Anne Arundel, Baltimore, Cecil, Frederick, Howard, Montgomery, Prince George’s, and Washington Counties in Maryland and also Franklin County in Pennsylvania.

The Columbia Bank currently operates 27 banking offices in Anne Arundel, Baltimore, Frederick, Howard, Montgomery, and Prince George’s Counties in Maryland.

Hagerstown Trust operates 11 branches in Washington County and a loan production office in Franklin County, PA. Peoples Bank of Elkton operates two branches in Cecil County.

Additional information can be found on the Internet at:

Fulton Financial Corporation	www.fult.com
The Columbia Bank	www.thecolumbiabank.com
Hagerstown Trust	www.hagerstowntrust.com
Peoples Bank of Elkton	www.peoplesbankofelkton.com

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